Exhibit 99.1

[LOGO]	OraSure Technologies, Inc.

diagnostic solutions for the new millennium

FOR IMMEDIATE RELEASE

Investor Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

Media Contact:

William Bruckner

Vice President, Strategic Marketing

610-882-1820

wbruckner@orasure.com

CDC COMMITS $2 MILLION FOR PURCHASE OF ORAQUICK® RAPID HIV-1 ANTIBODY TESTS

Press Conference Footage and B-Roll Available via Satellite Uplink, Thursday, June 26 at 3:15 PM EDT

WASHINGTON, D.C. and BETHLEHEM, PA – June 26, 2003 – OraSure Technologies, Inc. (Nasdaq NM:OSUR), the market leader in oral fluid diagnostics, announced today that The Centers for Disease Control and Prevention (“CDC”) has committed to a purchase of 250,000 OraQuick® Rapid HIV-1 Antibody Tests along with OraQuick® training materials and services for 50 locations across the United States. The CDC purchase, which totals $2 million, is expected to be fulfilled by December 31, 2003. This commitment has been made by the CDC to help launch and support its four-part HIV prevention strategy, which was previously announced by the CDC on April 17, 2003.

Details of the collaboration were announced today by Senator Arlen Specter (R-PA) as well as federal government and OraSure officials at a press conference on Capitol Hill in Washington, D.C. The announcement precedes the observance of National HIV Testing Day, on Friday, June 27, 2003.

“On a day such as National HIV Testing Day, it is particularly important to recognize the need for increased vigilance against the spread of HIV, and to reaffirm the Administration’s commitment to fighting the virus through all possible means,” said Senator Arlen Specter. “OraSure’s development of the OraQuick® test is a giant step in combating the global AIDS crisis. With this test, people will be able to more easily and efficiently screen for HIV, which will help prevent those infected from passing the virus to others and allow them to more effectively treat their disease.”

OraQuick® is the first FDA-approved rapid, point-of-care test designed to detect antibodies to HIV-1 in finger-stick whole blood within approximately 20 minutes. OraSure received FDA approval of the OraQuick® test on November 7, 2002. On January 31, 2003, OraSure received a CLIA (Clinical Laboratory Improvements Amendments of 1988) waiver for the test, permitting its use by more than 180,000 sites in the United States, including outreach clinics, community-based organizations and physicians’ offices.

“We are honored that the CDC will use OraQuick® in its four-part HIV testing and prevention initiative,” said Mike Gausling, President and Chief Executive Officer of OraSure Technologies. “This Administration is to be recognized for its leadership in promoting rapid HIV testing. We will continue to work in partnership with local, state and national agencies to help fight the spread of HIV infection in our country and across the globe.”

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INTERVIEW FOOTAGE AND B-ROLL AVAILABLE JUNE 26

A satellite uplink with press conference and National HIV Testing Day interview footage and b-roll will be available via satellite on Thursday, June 26 at 3:15 pm EDT. Coordinates for the satellite uplink are:

Date: 6-26-03

TIME: 3:15 to 3:30 EDT (1515 – 1530)

KU Band

Satellite SBS6

Transponder 5

June 26, 12:10 PM press conference – Senator Arlen Specter (R-PA), OraSure Technologies, Inc. (Nasdaq NM:OSUR), and other federal government officials announce a major initiative between OraSure and The Centers for Disease Control regarding the OraQuick® Rapid HIV-1 Antibody Test. Press conference location: Russell Senate Swamp Site, Capitol Hill, Washington, DC

Additional B-roll includes: National HIV Testing Day HIV testing/counseling with OraQuick® footage; OraQuick® Rapid HIV Test procedure; footage of OraQuick® Test.

Interview footage includes:

Mike Gausling, President and Chief Executive Officer, OraSure Technologies;

Dr. Sam Niedbala, Chief Science Officer, OraSure Technologies;

Donna Futterman, Director, Adolescent AIDS Program, Montefiore Hospital, NY;

Cornelius Baker, Executive Director, Whitman-Walker Clinic, Washington, D.C.;

Mick Ellis, Director of HIV Counseling and Testing, Whitman-Walker Clinic, Washington, D.C; and

Claude Allen, J.D., Deputy Secretary of the U.S. Department of Health and Human Services.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies and diagnostic products, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to various distributors, government agencies, clinical laboratories, physicians’ offices, hospitals, and commercial and industrial entities.

OraSure Technologies is the leading supplier of oral-fluid collection devices and assays to the life insurance industry and public health markets for the detection of antibodies to HIV-1. In addition, the Company supplies oral-fluid testing solutions for drugs of abuse testing. For more information on the Company, please go to www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to sales, markets and products. Actual results could be significantly different. Factors that could affect results include the ability to market products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; ability to fund research and development and other projects and operations; ability to obtain and timing of obtaining necessary regulatory approvals; ability to develop product distribution channels; uncertainty relating to patent protection and potential patent infringement claims; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; loss or impairment of sources of capital; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; changes in accounting practices or interpretation of accounting requirements; customer inventory practices and consolidations; equipment failures and ability to obtain needed raw materials and components; the impact of terrorism and civil unrest; and general business, political and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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